Ameritek Ventures, Inc – Parent Company

Subsidiaries

AeroPass, Inc.

Augmum, Inc.

CordTell, Inc.

DittoMask, Inc.

Ecker Capital, LLC.

ESM Software, Inc.

Interactive Systems, Inc.

Passley, Inc.

Telecorp Products, Inc.

WebBeeO, Inc.

InterlinkONE, Inc.